EXHIBIT 99.1

Progress Energy Provides 2009 Ongoing Earnings Guidance and Updates 2008 Guidance
Highlights:

•	Announces 2009 ongoing earnings guidance of $2.95 to $3.15 per share

•	Reduces 2009 planned capital expenditures by approximately $250 million

•	Updates 2008 ongoing earnings guidance to the lower end of the previously announced range of $2.95 to $3.05 per share

RALEIGH, N.C. (Jan. 5, 2009) -- Progress Energy (NYSE: PGN) announced today it expects 2009 ongoing earnings guidance to be $2.95 to $3.15 per share.

“In the midst of a global economic slowdown, our company is continuing to deliver superior service for our customers, create value for our shareholders and control our costs,” said Bill Johnson, chairman, president and CEO of Progress Energy. “We know 2009 will be a challenging year, but by continuing to effectively manage our business, we expect our ongoing earnings for 2009 to be in the $2.95 to $3.15 per share range. In addition to our continued cost management strategies, we are also reducing our planned capital expenditures for 2009 by approximately $250 million.”

The key earnings drivers in 2009 are projected to be revenue growth primarily from new wholesale customers, AFUDC associated with new plant investment, continued cost management and lower depreciation and amortization expenses. These earnings drivers are projected to be partially offset by higher pension expenses and increased financing costs. Earnings guidance for 2009 reflects adjusted retail revenue expectations due to the slowing economy.

The company also announced that results for 2008 are expected to be at the lower end of the previously announced range of $2.95 - $3.05 per share, primarily due to mild weather across the service territories in December and the continuing impact of the slowing economy.

The 2008 and 2009 ongoing earnings guidance excludes any impacts from the CVO mark-to-market adjustment, potential impairments and discontinued operations of other businesses. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2008 and 2009 earnings guidance figures due to the uncertain nature and amount of these adjustments.

The company will provide additional discussion of its 2008 and 2009 earnings during its year-end earnings conference call on Feb. 12 and its analyst meeting on Feb. 27. The company will release additional details on accessing these calls in late January.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 energy company with more than 21,000 megawatts of generation capacity and $9 billion in annual revenues. The company observed its 100th anniversary in 2008. Progress Energy includes two major utilities that serve 3.1 million customers in the Carolinas and Florida. The company is the 2006 recipient of the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence. The company also is the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. Progress Energy is pursuing a balanced strategy for a secure energy future, which includes aggressive energy efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. For more information about Progress Energy, visit the company's Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005; the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; the financial resources and capital needed to comply with environmental laws and renewable energy portfolio standards and our ability to recover related eligible costs under cost-recovery clauses or base rates; our ability to meet current and future renewable energy requirements; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the impact on our facilities and businesses from a terrorist attack; weather and drought conditions that directly influence the production, delivery and demand for electricity; recurring seasonal fluctuations in demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; economic fluctuations and the corresponding impact on our customers, including downturns in the housing and consumer credit markets; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; our ability to control costs, including O&M and large construction projects; the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy; the length and severity of the current financial market distress that began in September 2008; the ability to successfully access capital markets on favorable terms; the stability of commercial credit markets and our access to short-term and long-term credit; the impact that increases in leverage may have on us; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded; our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K; the investment performance of our nuclear decommissioning trust funds and the assets of our pension and benefit plans; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries. These and other risk factors are detailed from time to time in our filings with the United States Securities and Exchange Commission. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can management assess the effect of each such factor on us.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

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